EXHIBIT 99.1
WD-40 Company Reports First Quarter 2025 Financial Results
~ Global net sales grew 9 percent in the first quarter compared to the prior year fiscal quarter ~
~ Management reiterates fiscal year 2025 guidance ~
SAN DIEGO — January 10, 2025 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2024.
First Quarter Highlights and Summary:
•Total net sales were $153.5 million, an increase of 9 percent compared to the prior year fiscal quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales of approximately $1.5 million for the current quarter.
•Total maintenance product sales were $145.5 million, an increase of 10 percent compared to the prior year fiscal quarter.
•Gross margin was 54.8 percent compared to 53.8 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were $50.5 million, up 14 percent compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were $8.4 million, up 20 percent compared to the prior year fiscal quarter. These expenses accounted for 5.5 percent of total net sales, up from 5.0 percent in the prior year fiscal quarter.
•Operating income was $25.1 million, an increase of 4 percent from the prior year fiscal quarter.
•Net income was $18.9 million, an increase of 8 percent from the prior year fiscal quarter.
•Diluted earnings per share were $1.39 compared to $1.28 in the prior year fiscal quarter, an increase of 9 percent.
•In the first fiscal quarter the Company reclassified its homecare and cleaning business portfolios in the Americas and EIMEA segments to held for sale. Total net sales for these brands were $5.6 million and gross margin would have been favorably impacted by 60 basis points if those brands were excluded from first quarter results. In addition, operating income and diluted EPS would have been reduced by $1.5 million and $0.08, respectively.

"In the first quarter, we executed well against our strategic priorities, with strong growth across multiple regions including the United States, Latin America, and EIMEA," said Steve Brass, WD-40 Company's president and chief executive officer. “Global maintenance products, our core strategic focus, delivered a third consecutive quarter of double-digit growth. These results continue to demonstrate the strength of our business model and reinforce our confidence in achieving our long-term objectives.

“As I look around the world, all I see is opportunity. Looking ahead to fiscal year 2025 and beyond, our focus is clear: stay true to our Four-by-Four Strategic Framework while embracing our principle of 'few things, many places, bigger impact.' This approach will help us unlock value in high-potential markets while continuing to drive greater operational efficiency and profitable growth across our trade blocs,” concluded Brass.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2024	2023	Dollars	Change
Americas (1)	$69,436	$64,075	$5,361	8%
EIMEA (2)	57,483	48,754	8,729	18%
Asia-Pacific (3)	26,576	27,587	(1,011)	(4)%
Total	$153,495	$140,416	$13,079	9%
First Quarter Highlights by Segment:
Americas
•The Americas segment represented 45 percent of total net sales in the first quarter.
•Net sales in the Americas increased 8 percent in the first quarter compared to the prior year fiscal quarter primarily due to an increase in net sales of WD-40® Multi-Use Product of 9 percent. WD-40® Multi-Use Product sales increased most significantly in the United States and Latin America, which were up $2.4 million and $2.3 million, respectively. These increases were slightly offset by lower sales in Canada, which were down by $0.2 million.
•Net sales of WD-40 Specialist® increased 16 percent primarily due to new distribution and successful promotional programs in the United States.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales in the Americas of approximately $1.1 million for the current quarter.

EIMEA
•The EIMEA segment represented 38 percent of total net sales in the first quarter.
•Net sales in EIMEA increased 18 percent in the first quarter compared to the prior year fiscal quarter primarily due to an increase in net sales of WD-40® Multi-Use Product of 21 percent. WD-40® Multi-Use Product sales increased in almost all regions. Sales increased most significantly in India, France, the Benelux regions, and Iberia, which were up $1.9 million, $1.0 million, $0.9 million and $0.9 million, respectively, from period to period.
•Net sales of WD-40 Specialist® increased 17 percent primarily due to higher sales volume as a result of increased distribution and stronger levels of demand most significantly in Iberia, U.K. and Italy.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in EIMEA of approximately $2.0 million for the current quarter.

Asia-Pacific
•The Asia-Pacific segment represented 17 percent of total net sales in the first quarter.
•Net sales in Asia-Pacific decreased 4 percent in the first quarter compared to the prior year fiscal quarter primarily due to a decrease in sales of WD-40® Multi-Use Product of 6 percent. WD-40® Multi-Use Product sales decreased most significantly in the Asia distributor markets, which declined $2.6 million from the prior year comparison. This decrease was partially offset by higher sales in the China and Australia, which were up by $1.0 million and $0.3 million, respectively.
•Net sales of WD-40 Specialist® increased 2 percent primarily due to new distribution in China.
•Homecare and cleaning product sales, which remain strategic focus for the Company in this segment, increased 20 percent due to higher sales volume in Australia attributable to successful promotional activities and improved packaging.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in Asia-Pacific of approximately $0.6 million for the current quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2024	2023	Dollars	Change
WD-40 Multi-Use Product	$118,547	$107,677	$10,870	10%
WD-40 Specialist	19,172	16,842	2,330	14%
Other maintenance products (4)	7,788	7,626	162	2%
Total maintenance products	145,507	132,145	13,362	10%
HCCP (5)	7,988	8,271	(283)	(3)%
Total	$153,495	$140,416	$13,079	9%
•Net sales of maintenance products, which are considered the primary strategic focus for the Company, represented 95 percent of total net sales in the first quarter. Net sales of maintenance products increased 10 percent in the first quarter when compared to the prior year fiscal quarter primarily due to higher sales of WD-40® Multi-Use Product in EIMEA, the United States, and Latin America.
•Net sales of homecare and cleaning products represented 5 percent of total net sales in the first quarter. Net sales of the homecare and cleaning products declined 3 percent in the first quarter when compared to the prior year fiscal quarter primarily due to lower sales of homecare and cleaning products in the United States and the United Kingdom, which were partially offset by higher sales in Australia. The Company has previously disclosed its intent to actively pursue the sale of its homecare and cleaning product portfolios in the United States and United Kingdom.
Dividend and Share Repurchase Update
•On December 11, 2024, the Company’s board of directors declared a regular quarterly dividend of $0.94 per share payable on January 31, 2025 to stockholders of record at the close of business on January 17, 2025.
•On June 19, 2023, the Company’s board approved a share repurchase plan that became effective on September 1, 2023. Under the plan, the Company is authorized to acquire up to $50.0 million of its outstanding shares through August 31, 2025.
•During the period from September 1, 2024 through the end of the first quarter, the Company repurchased 13,750 shares at a total cost of $3.6 million under this $50.0 million plan.
•The timing and amount of repurchases under the plan are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants, and in compliance with all laws and regulations applicable thereto.

Reiterated Fiscal Year 2025 Guidance

The Company reiterated the following fiscal year guidance on a pro forma basis, excluding the full fiscal year financial impact of the homecare and cleaning business portfolios the Company expects to divest in fiscal year 2025 and the impacts of a favorable non-cash income tax adjustment which the Company will discuss during its first fiscal quarter earnings call:
•Net sales growth is from the pro-forma 2024 results is projected to be between 6 and 11 percent with net sales between $600 million and $630 million after adjusting for estimated translation impacts of foreign currency.
•Gross margin for the full year is expected to be between 54 and 55 percent.
•Advertising and promotion investments are projected to be around 6 percent of net sales.
•Operating income is projected to be between $95 million and $100 million. This range reflects anticipated growth of between 6 to 12 percent compared to 2024 pro forma results.
•The provision for income tax is expected to be around 24 percent.

•Diluted earnings per share is expected to be between $5.20 and $5.45 based on an estimated 13.5 million weighted average shares outstanding. This range reflects anticipated growth of between 9 to 14 percent compared to 2024 pro forma results.
"Our first quarter results reflect strong execution and significant progress on our gross margin expansion initiatives," said Sara Hyzer, WD-40 Company's vice president, finance and chief financial officer. "We achieved gross margin of 54.8 percent, up 100 basis points from the prior year quarter, moving us significantly closer to our target of 55 percent. This improvement reflects favorable sales mix, and the benefit of various supply chain initiatives executed across the globe. As we look ahead, we remain confident in achieving our fiscal year 2025 guidance,” concluded Hyzer.

This guidance is expressed in good faith and is based on management’s current view of anticipated results on a pro forma basis. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Net sales guidance is adjusted for estimated translation impact of foreign currency use weighted average fiscal year 2024 foreign currency exchange rates. In the event the Company is unsuccessful in the divestiture of its assets currently held for sale, its guidance would be positively impacted by approximately $23 million in net sales, approximately $6 million in operating income, and approximately $0.33 in diluted EPS for the full fiscal year.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $590.6 million in fiscal year 2024 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from the acquisition transaction or divestiture transaction; acquired business not performing as expected; assuming unexpected risks, liabilities and obligations of the acquired business; disruption to the parties’ business as a result of the announcement and acquisition transaction or divestiture transaction; integration of acquired business and operations into the company; the Company's ability to successfully complete any planned divestiture; expected timing of the closing for the divestiture; expected proceeds from the divestiture; the intended use of proceeds by the Company from the divestiture transaction; impact of the divestiture transaction on the Company's stock price or EPS; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of January 10, 2025. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024 which the Company filed with the SEC on October 21, 2024, and in the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2024, which the Company expects to file with the SEC on January 10, 2025.

Table Notes and General Definitions
(1)The Americas segment consists of the U.S., Canada and Latin America.
(2)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(3)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(4)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(5)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava®, and Solvol® brand names.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30, 2024	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$54,914	$46,699
Trade and other accounts receivable, net	111,433	117,493
Inventories	74,887	79,088
Other current assets	21,567	12,161
Total current assets	262,801	255,441
Property and equipment, net	59,384	62,983
Goodwill	96,584	96,985
Other intangible assets, net	2,287	6,222
Right-of-use assets	10,581	11,611
Deferred tax assets, net	948	993
Other assets	14,739	14,804
Total assets	$447,324	$449,039

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,212	$35,960
Accrued liabilities	29,132	31,272
Accrued payroll and related expenses	20,581	26,055
Short-term borrowings	23,429	8,659
Income taxes payable	2,148	1,554
Total current liabilities	107,502	103,500
Long-term borrowings	84,552	85,977
Deferred tax liabilities, net	9,228	9,066
Long-term operating lease liabilities	5,297	5,904
Other long-term liabilities	14,448	14,066
Total liabilities	221,027	218,513

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,940,370 and 19,925,212 shares issued at November 30, 2024 and August 31, 2024, respectively; and 13,549,989 and 13,548,581 shares outstanding at November 30, 2024 and August 31, 2024, respectively	20	20
Additional paid-in capital	174,258	175,642
Retained earnings	506,898	499,931
Accumulated other comprehensive loss	(35,453)	(29,268)
Common stock held in treasury, at cost — 6,390,381 and 6,376,631 shares at November 30, 2024 and August 31, 2024, respectively	(419,426)	(415,799)
Total stockholders’ equity	226,297	230,526
Total liabilities and stockholders’ equity	$447,324	$449,039

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2024	2023

Net sales	$153,495	$140,416
Cost of products sold	69,408	64,863
Gross profit	84,087	75,553

Operating expenses:
Selling, general and administrative	50,525	44,135
Advertising and sales promotion	8,393	6,983
Amortization of definite-lived intangible assets	47	251
Total operating expenses	58,965	51,369

Income from operations	25,122	24,184

Other income (expense):
Interest income	148	74
Interest expense	(873)	(1,146)
Other expense, net	(141)	(40)
Income before income taxes	24,256	23,072
Provision for income taxes	5,331	5,590
Net income	$18,925	$17,482

Earnings per common share:
Basic	$1.39	$1.28
Diluted	$1.39	$1.28

Shares used in per share calculations:
Basic	13,548	13,560
Diluted	13,573	13,584

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2024	2023
Operating activities:
Net income	$18,925	$17,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,075	2,261
Amortization of cloud computing implementation costs	416	57
Net gains on sales and disposals of property and equipment	(41)	(58)
Deferred income taxes	522	625
Stock-based compensation	1,499	2,271
Unrealized foreign currency exchange (gains) losses	(330)	322
Provision for credit losses	994	42
Write-off of inventories	255	811
Changes in assets and liabilities:
Trade and other accounts receivable	(293)	2,886
Inventories	(2,651)	4,042
Other assets	(1,177)	139
Operating lease assets and liabilities, net	14	(8)
Accounts payable and accrued liabilities	(1,730)	(4,697)
Accrued payroll and related expenses	(4,954)	(998)
Other long-term liabilities and income taxes payable	1,406	1,739
Net cash provided by operating activities	14,930	26,916

Investing activities:
Purchases of property and equipment	(691)	(786)
Proceeds from sales of property and equipment	124	115
Net cash used in investing activities	(567)	(671)

Financing activities:
Treasury stock purchases	(3,627)	(2,414)
Dividends paid	(11,958)	(11,297)
Repayments of long-term senior notes	(400)	(400)
Net proceeds (repayments) from revolving credit facility	14,771	(9,713)
Shares withheld to cover taxes upon conversions of equity awards	(2,883)	(678)
Net cash used in financing activities	(4,097)	(24,502)
Effect of exchange rate changes on cash and cash equivalents	(2,051)	431
Net increase in cash and cash equivalents	8,215	2,174
Cash and cash equivalents at beginning of period	46,699	48,143
Cash and cash equivalents at end of period	$54,914	$50,317